Exhibit 5.10

K&L GATES LLP
K&L GATES CENTER
210 SIXTH AVENUE
PITTSBURGH, PA 15222-2613
T +1 412 355 6500 F +1 412 355 6501 klgates.com

May 11, 2017

AECOM

1999 Avenue of the Stars

Los Angeles, CA 90067

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to AECOM Special Missions Services, Inc., a Pennsylvania corporation (“ASMS”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AECOM, a Delaware corporation (the “Company”), and certain of its subsidiaries, including ASMS (collectively, the “Guarantors”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of $1,000,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes due 2027 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 5.125% Senior Notes due 2027 (the “Original Notes”) and (ii) the related guarantees of the Exchange Notes by the Guarantors under the Indenture (as defined below). The Exchange Notes are proposed to be issued in accordance with the terms of the Indenture dated as of February 21, 2017 (the “Indenture”) by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) the Indenture; (iii) the Original Notes; (vi) the Exchange Notes; (v) ASMS’s Articles of Incorporation, as amended; (vi) ASMS’s Bylaws, as amended; and (vii) resolutions adopted by the Board of Directors of ASMS. We also have examined and relied upon certificates of public officials. We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1.             ASMS is validly existing and subsisting as a corporation under the laws of the Commonwealth of Pennsylvania.

2.             ASMS has the requisite corporate power and authority to guarantee the Exchange Notes pursuant to the Indenture and has duly executed and delivered the Indenture.

3.             Execution and delivery of the Indenture and the performance of the guarantee of the Exchange Notes by ASMS under the Indenture has been duly authorized by all requisite corporate action by ASMS.

4.             Execution and delivery of the Indenture and the performance of the guarantee of the Exchange Notes by ASMS under the Indenture by ASMS does not violate any provision of the organizational documents of ASMS which we have reviewed or the applicable law of the Commonwealth of Pennsylvania.

5.             No governmental approval by any governmental authority of the Commonwealth of Pennsylvania is required to authorize, or is required for, the execution, delivery or performance by ASMS of the Indenture.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Gibson, Dunn & Crutcher LLP may rely on this opinion for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm’s name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP